UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2025

ORAMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

delaware	001-35813	98-0376008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas, Third Floor, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

844-967-2633

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.012	ORMP	The Nasdaq Capital Market, Tel Aviv Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Deferral and Consent under Tranche B Senior Secured Convertible Note

As previously disclosed by Oramed Pharmaceuticals Inc. (the “Company”), Scilex Holding Company (“Scilex”) issued a Tranche B Senior Secured Convertible Note, dated as of October 8, 2024, to the Company and certain other investors, including Nomis Bay Ltd, BPY Limited and 3i, LP (together with the Company, the “Tranche B Noteholders”) in the aggregate principal amount of $50,000,000 (the “Tranche B Notes”). Pursuant to the Tranche B Notes, commencing on January 2, 2025 (the “First Amortization Payment Date”), Scilex is required to redeem in cash (the “First Amortization Payment”) such portion of the principal amount of the Tranche B Notes equal to each Tranche B Noteholder’s Holder Pro Rata Amount (as defined in the Tranche B Notes) of $6,250,000 per fiscal quarter at a redemption price equal to 100% of such Amortization Amount (as defined in the Tranche B Notes).

On January 2, 2025, the Company and each of the other Tranche B Noteholders entered into deferral and consent letters with Scilex (the Company’s deferral and consent letter, the “Oramed Consent” and together with the other Tranche B Noteholder deferral and consent letters, the “Tranche B Consents”), pursuant to which the Tranche B Noteholders agreed to defer Scilex’s obligation to make the First Amortization Payment until January 31, 2025. In consideration of such deferral, and to limit the Tranche B Noteholders’ right to exercise certain secured creditor remedies (including recourse against the assets of SCLX Stock Acquisition JV (“SCLX JV”) as a grantor under the Security Agreement (as defined in the Tranche B Consents)), SCLX JV agreed to deliver to the Tranche B Noteholders (or their designee) by deposit/withdrawal at custodian with the Depository Trust Company an aggregate of 5,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Scilex Shares” and each a “Scilex Share”), held by SCLX JV, of which 2,500,000 Scilex Shares will be delivered to the Company.

In addition, pursuant to the Tranche B Consents, effective as of the latest of (i) the time of execution and delivery of the Tranche B Consents, (ii) the time of the delivery of the Scilex Shares and (iii) the time of grant of the Royalty and Exclusive Rights (each as defined in, and contemplated pursuant to, the Term Sheet that is an exhibit to the Tranche B Consents (the “Term Sheet”)), the Tranche B Noteholders agreed to further defer Scilex’s obligation to make the First Amortization Payment until October 8, 2026 provided that, as contemplated in the Term Sheet, Scilex paid an aggregate of $1.11 million to the Tranche B Noteholders in respect of a portion of the First Amortization Payment and related make-whole interest.

The Term Sheet provides that Scilex and the Tranche B Noteholders would enter into an agreement pursuant to which the Tranche B Noteholders shall collectively receive a 10 year, assignable, freely transferable, 4% royalty (the “Royalty”) on the worldwide Net Sales (as defined therein) of Gloperba and Elyxyb, excluding sales of Elyxyb in Canada.

Pursuant to the Term Sheet, among other things, the Tranche B Noteholders shall have the right (but not the obligation) to collectively fund up to 50% of the cash purchase price to acquire an Ex-US Product Right (as defined therein). If a Tranche B Noteholder elects to fund any portion of the cash purchase price in respect of an Ex-US Product Right, such Tranche B Noteholder would be entitled to receive revenues from the commercialization, licensing or any other activities in respect of such Ex-US Product Rights in proportion to the percentage of the cash purchase price that Tranche B Noteholder has funded.

The transactions contemplated by the Term Sheet are subject to certain closing conditions, including that Scilex shall secure an agreement to extend the maturity of its obligations under that certain Senior Secured Promissory Note issued to the Company on September 21, 2023 to December 31, 2025, which extension shall provide for, among other things, additional covenants in respect of the conduct of Scilex’s business. With such extension, Scilex’s final installment payment of approximately $25 million, together with accrued interest, (currently due on March 21, 2025) will not be due until December 31, 2025. The Company has no obligation to provide such extension and any such extension is dependent upon achievement of definitive documents acceptable to the Company in its discretion.

The foregoing summary of the Oramed Consent does not purport to be complete and is qualified in its entirety by reference to the full text of this agreement, a copy of each of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Deferral and Consent under Tranche B Senior Secured Convertible Note, dated January 2, 2025, by and among Scilex Holding Company, Oramed Pharmaceuticals Inc., SCLX Stock Acquisition JV LLC and Acquiom Agency Services LLC.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	President and CEO

January 3, 2025

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